Apollo Group, Inc.
News Release

APOLLO GLOBAL ACQUIRES UNIVERSIDAD DE ARTES, CIENCIAS Y COMUNICACIÓN “UNIACC’’

Apollo Group enters Chilean post-secondary education market

Phoenix, Arizona, February 20, 2008 — Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group” or “the Company”) today announced that its consolidated subsidiary, Apollo Global, Inc., has agreed to acquire Universidad de Artes, Ciencias y Comunicación (“UNIACC”), an accredited, private arts and communications university in Chile, as well as its related entities. This includes the Instituto Superior de Artes y Ciencias de la Comunicación, S.A. (“IACC”), the first online autonomous professional institute in the country which was founded in 1981. UNIACC, founded in 1989 and based in Santiago, Chile, has over 3,000 students and three campuses. Apollo Global, Inc. has agreed to purchase 100% of UNIAAC for $40 million composed of cash and assumed debt, plus an earn-out based on a multiple of earnings to be paid in four years. If the earn-out were paid based on current earnings it would be approximately $9 million. The acquisition, which represents the first transaction for Apollo Global, is expected to close within 30 days, subject to customary closing conditions.

“UNIACC’s rigorous academic quality, premier brand and strong management team make it a logical partner for Apollo Group in our efforts to expand internationally,” stated Greg Cappelli, Chairman of Apollo Global.  “We have been working diligently to identify opportunities that will create value for Apollo Group shareholders, and we believe UNIACC, coupled with Chile’s stable economic environment, strong student enrollment trends, and openness to foreign investment, is an excellent fit.”

Dr. Andrés Guiloff, President of UNIACC, stated, “We are proud to join forces with Apollo Group. Together we will work to expand educational excellence in Chile. The combination of UNIACC’s robust curriculum and expertise in the fields of arts and communications and Apollo’s strength in delivering online programs will allow us to bring better standards of higher education to a growing number of students in Chile.”

UNIACC is one of the leading arts and communications universities in Latin America and is renowned for its high-profile faculty and state-of-the-art technology. Accredited by the Chilean Council of Higher Education, UNIACC offers 18 bachelor’s and two master’s programs. In 2004, UNIACC became the first university in Chile to teach a fully online undergraduate program, and today offers six fully online and one blended program, mainly serving the needs of working adults.

With one of the fastest growing economies and highest post-secondary participation rates in the region, Chile’s growth in private education currently outpaces that of the public sector. Today, Chilean private education accounts for half of all enrollments, with the majority of those residing in Santiago. With nearly seven million residents, Santiago has become one of Latin America’s financial and industrial capitals, generating close to half of the national gross domestic product.

About Apollo Group, Inc.
Apollo Group, Inc. has been providing academic access and opportunity to students for more than 30 years through its University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Insight Schools and Apollo Global entities.  It also owns Aptimus, a provider of innovative digital media solutions.  The Company’s distinctive educational programs and services are provided at the high school, college and graduate levels at 256 locations in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; and the Netherlands; as well as online, throughout the world (number of locations as of November 30, 2007).

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the Company website at: www.apollogrp.edu.

About Apollo Global, Inc.

Apollo Global, a $1 billion joint venture formed in 2007, is 80.1% owned by Apollo Group, Inc. and 19.9% owned by private equity firm, The Carlyle Group. Apollo Global was formed with the intention of making a range of investments in the international education services sector. Apollo Global targets investments and partnerships primarily in countries outside of the U.S. with attractive demographic and economic growth characteristics. Apollo Global is a consolidated subsidiary of Apollo Group, Inc.

Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, and overall future prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors.  For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu / Janess Pasinski ~ (602) 557-1719 ~
Press Contact:
Keri Ruiz ~ CKPR ~ (602) 417-0695 ~ kruiz@ckpr.biz